As filed with the Securities and Exchange Commission on June 16, 2025

Registration No. 333-249512

Registration No. 333-283647

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT NO. 333-249512

REGISTRATION STATEMENT NO. 333-283647

UNDER THE SECURITIES ACT OF 1933

Dada Nexus Limited
(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

22/F, Oriental Fisherman’s Wharf

No. 1088 Yangshupu Road

Yangpu District, Shanghai 200082

People’s Republic of China

+86 21 3165-7167

(Address of Principal Executive Offices and Zip Code)

Second Amended and Restated 2015 Equity Incentive Plan

Second Amended and Restated 2020 Share Incentive Plan

(Full title of the plan)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

+1 800-221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

Dada Nexus Limited (the “Registrant”) is filing this post-effective amendment No. 1 (“Post-Effective Amendment”) to the following registration statements on Form S-8 (collectively, the “Registration Statements”) to deregister all unsold securities originally registered by the Registrant pursuant to its (i) Registration Statement No. 333-249512, filed with the Securities and Exchange Commission (the “Commission”) on October 16, 2020, with respect to a total of 97,737,803 ordinary shares of the Registrant, par value US$0.0001 per share (the “Ordinary Shares”), thereby registered for offer or sale pursuant to Registrant’s Second Amended 2015 Equity Incentive Plan (formerly known as Amended and Restated 2015 Equity Incentive Plan) and Second Amended and Restated 2020 Share Incentive Plan (formerly known as 2020 Share Incentive Plan); and (ii) Registration Statement No. 333-283647, filed with the Commission on December 6, 2024, with respect to a total of 72,776,208 Ordinary Shares thereby registered for offer or sale pursuant to Registrant’s Second Amended and Restated 2020 Share Incentive Plan.

On April 1, 2025, the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”) with JD Sunflower Investment Limited (“Parent”) and JD Sunflower Merger Sub Limited (“Merger Sub”), a wholly-owned subsidiary of Parent. On June 16, 2025 (the “Effective Time”), pursuant to the Merger Agreement, Merger Sub was merged with and into the Registrant (the “Merger”), with the Registrant being the surviving company of the Merger as a wholly-owned subsidiary of Parent. Upon completion of the Merger, the Registrant became a privately-held company.

As a result of the Merger, the Registrant has terminated all offerings of its securities pursuant to the Registration Statements. The Registrant hereby removes from registration, by means of this Post-Effective Amendment, any and all of the securities registered under the Registration Statements that remained unsold as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in Shanghai, China, on June 16, 2025.

Dada Nexus Limited

By:	/s/ Henry Jun Mao
	Name:	Henry Jun Mao
	Title:	Chief Financial Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.

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